EXHIBIT 10.ae

                              EMPLOYMENT AGREEMENT

            THIS AGREEMENT (the "Agreement") is made and entered into as of this 23th day March, 1999, by and between MTS Systems Corporation, a Minnesota corporation ("MTS") and Frank (Gil) Troutman (the "Executive").

            WHEREAS, MTS has entered into the Agreement and Plan of Merger (the "Merger Agreement") of even date hereof with DSP Technology Inc. ("DSP") pursuant to which a wholly-owned subsidiary of MTS will merge with and into DSP.

            WHEREAS, the Executive has been employed as the President of DSP and has unique expertise, skill, knowledge and know-how with respect to the business, management and operation of DSP which have contributed substantially to the profitability, growth and financial strength of DSP;

            WHEREAS, MTS desires to retain and secure the services of the Executive and employ the Executive as its Vice President from and after the Effective Time (as defined in the Merger Agreement)(the "Effective Time") subject to the terms and conditions of this Agreement;

            WHEREAS, the Executive is willing to become employed by MTS in such capacity from and after the Effective Time and on the terms and conditions set forth in this Agreement;

            WHEREAS, this Agreement and the obligations of the Executive hereunder serve as a material inducement for and as an express condition of the consummation by MTS of the transactions set forth in and contemplated by the Merger Agreement;

            WHEREAS, the Executive is expected to make a significant contribution to the profitability, growth and financial strength of DSP and MTS; and

            WHEREAS, the Executive agrees, in consideration of his employment with MTS and the consideration furnished by MTS to the Executive under this Agreement and the Merger Agreement, to recognize and honor his obligations to MTS under this Agreement from and after the Effective Time;

            NOW THEREFORE, in consideration of the foregoing and other respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

            1. Term of Agreement. The term of this Agreement shall be for a period of thirty-six (36) months from the Effective Time, unless sooner terminated as hereinafter provided. The Agreement shall thereafter continue in effect from year to year unless altered or terminated as hereinafter provided in paragraphs 6, 7 or 8.

            2. Cancellation of Former Employment Contracts. The Executive hereby covenants that any and all contracts, whether written or oral, between the Executive and DSP will be


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canceled or terminated in their entirety as of the Effective Time and are superseded in their entirety by this Agreement as of the Effective Time. This shall be performed by the execution of a separate agreement between the Executive and DSP in the form attached hereto as Exhibit A.

            3. Duties. The Executive agrees, unless otherwise specifically authorized by MTS, to devote his full business time and effort to his duties as set forth in his job description for the profit, benefit and advantage of the business of DSP and MTS. It is acknowledged and agreed that the services to be rendered by the Executive to DSP and MTS hereunder shall be rendered in Ann Arbor, MI.

            4. Compensation. MTS agrees to provide the Executive with the following compensation during the term of this Agreement:

                  (a) Salary: The Executive will be provided a base salary of Sixteen Thousand Six Hundred and Sixty Six Dollars and Sixty Six Cents ($16,666.66) per month (the "Base Salary"), payable bi-weekly. Base salary will be reviewed annually, with the first review to coincide with the review of other MTS executives following the close of fiscal year 1999, but in no event later than one (1) year after the start date, provided that the Executive's salary may not be decreased. Any pay increase made prior to the completion of the Executive's first twelve months as an employee shall be prorated from the date of such increase to the end of that year.

                  (b) Bonus: The Executive will be eligible for MTS's Management Variable Compensation Bonus (the "Bonus") at a rate of twenty percent (20%) of midpoint for D-2 in the MTS salary level structure in accordance with the MTS Management Variable Compensation Plan (or at a comparable level under any successor plan or an equivalent bonus if the bonus plan is discontinued), provided that target goals for the determination of any bonus award will be mutually agreed in advance between the Executive and MTS. Nine thousand two hundred and fifty ($9,250) of the Bonus is guaranteed for fiscal year 1999 and shall be paid in a lump sum no later than December 31, 1999. No Bonus is guaranteed after fiscal year 1999.

                  (c) Automobile: MTS will provide the Executive with an automobile subject to and in accordance with MTS's Executive Plan.

                  (d) 401(k) Plan: The Executive will be entitled to participate in MTS's 401(k) Plan to the extent allowed by MTS's 401(k) Plan eligibility requirements.

                  (e) Retirement Plan: The Executive will be entitled to take part in MTS's Profit Sharing Retirement Plan to the extent allowed by that Plan's eligibility requirements.

                  (f) Stock Options: The Executive will be granted as of the Effective Time an option (the "Option") to purchase 10,000 shares of MTS common stock awarded and priced at fair market value as of the Effective Time. In January of the year 2000, the Executive will be eligible to participate in the MTS Stock Option Plan (the "Stock Plan") then in effect. From and after that date and subject to the approval of such grant by the Human Resources Committee pursuant to the terms of the Stock Plan, the Executive will be granted each year at the same time



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as options are granted to other executives at MTS, an Option to purchase at least 5,500 shares of MTS common stock, to the extent available under such Stock Plan. All Options shall vest annually in equal installments over three (3) years from the date of grant and are subject to all of the terms and conditions of the Stock Plan. All shares subject to the Option shall vest immediately in the event of involuntary termination of employment (as that term is defined in the Stock
Plan). This accelerated vesting provision shall not, however, apply in the event of termination for Cause.

                  (g) Benefit Plans and Programs. In addition to any other compensation to be paid the Executive under this paragraph 4 of the Agreement, the Executive will be entitled to participate in and receive benefits under any other benefit plans or programs (including group health, disability and life insurance programs) or additional compensation, retirement or remuneration plans or programs of MTS as adopted from time to time by MTS of the type and in an amount comparable to that provided to other executive employees of MTS in similar positions. MTS is not, however, obligated to adopt or continue any benefit plans or programs set forth in this paragraph 4 during the term of this Agreement, and Employees' participation in any of the plans or programs of MTS will be subject to the provisions, limitations and rules applicable to such plans or programs.

                  (h) Expenses. MTS will pay or reimburse the Executive for all reasonable expenses incurred in connection with the performance of his duties under this Agreement, provided that such expenses are properly accounted for and in accordance with the policies of MTS.

                  (i) Change in Control. As soon as practicable after the Effective Time, MTS and the Executive shall enter into a change in control/severance agreement in the form then available to executive officers at MTS generally.

            5. Insurance. In addition to and without any limitation of Executive's rights under any health, disability, life or other insurance plan or policy under which Employee participates pursuant to paragraph 4(g), the Executive agrees that MTS may, from time to time, apply for and take out in its own expense life, health, disability, accident or other insurance upon the Executive that MTS may deem necessary or advisable to protect its interests hereunder; and the Executive agrees to submit to any medical or other examination necessary for such purposes and to assist and cooperate with MTS in preparing such insurance; and the Executive agrees that he shall have no right, title, or interest in or to such insurance or any proceeds which may emanate therefrom.

            6. Termination by Reason of Death or Disability. In the event of the Executive's death or disability during the term of this Agreement, the Executive shall be entitled to such benefits provided under any policy, plan or program governing death or disability maintained by MTS and covering the Executive described in paragraph 4(g) above. The determination of disability and the amount and entitlement of benefits shall be governed by the terms of such policy, plan or program. In the event of the Executive's disability, the Executive's Date of Termination shall be the date on which the Executive has been unable, by reason of physical or mental disability, to perform the services required of him for his position, even with reasonable



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accommodation, for the period of time indicated in MTS's group long-term disability plan (in which the Executive is a participant) during which a participant must be disabled before benefits become payable. In connection with the Executive's termination due to disability, a qualified physician must certify the disability and MTS shall at all times comply with the Americans With Disabilities Act and any other applicable disability discrimination law.

            7. Resignation or Termination for Cause.

                  (a) The Executive may resign his employment or MTS may terminate the Executive's employment for Cause, effective as of the Date of Termination set forth in the Notice of Termination (as defined in paragraph 13 hereof). If the Executive resigns or his employment is terminated by MTS for Cause, MTS shall pay to the Executive the Base Salary and any Bonus with respect to which all conditions giving rise to payment have been met (including, but not limited to, the bonus guaranteed under paragraph 4(b) of this Agreement), but which remains unpaid through the Date of Termination at the rate in effect at the time of Notice of Termination is given and MTS shall have no further obligation to the Executive under this Agreement, except to the extent provided by law.

                  (b) Termination by MTS of the Executive's employment for "Cause" shall mean termination as a result of:

                        (i) the conviction of the Executive by a court of competent jurisdiction of any felony criminal conduct; or

                        (ii) the conviction of the Executive by a court of competent jurisdiction of a misdemeanor involving the misappropriation or improper use of the assets of MTS or DSP; or

                        (iii) the habitual neglect by the Executive of his duties to MTS or DSP under this Agreement or his failure to correct material performance deficiencies after being given written notice of the deficiencies and thirty (30) days to correct them; or

                        (iv) the material violation by the Executive of any existing or future policies of MTS after being given written notice of such violation and thirty (30) days to remedy such violation, to the extent such violation can be remedied; or

                        (v) the engagement by the Executive in conduct substantially detrimental to the business, reputation or goodwill of MTS or DSP after being given written notice of such conduct and thirty (30) days to remedy such conduct, to the extent such conduct can be remedied; or

                        (vi) the violation by the Executive of any material provision of this Agreement including, without limitation, paragraphs 10 and 11 of this Agreement or any other written agreement applicable to the Executive.



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

            8. Termination Other Than for Cause. MTS may terminate the Executive's employment for a reason other than Cause, including pursuant to the Executive Exemption as defined in the Age Discrimination in Employment Act, 29 U.S.C. Section 631(c)(1) on or after the Executive's 65th birthday, effective as of the Date of Termination set forth in the Notice of Termination.

            If the Executive's employment is terminated by MTS other than for:
(X) death; (Y) disability; or (Z) Cause at any time during the first thirty-six
(36) months of this Agreement, the Executive shall be entitled, subject to subparagraph 10(e) and paragraph 14 of this Agreement, to payment of the sum of his Base Salary, as outlined in subparagraph 4(a) of this Agreement, and, subject to the modification in the next sentence, an amount equal to 1/24 of the Bonus earned during the two (2) most recent fiscal years ending immediately prior the Date of Termination per month, payable bi-weekly from the Date of Termination to the end of the first thirty-six (36) months that the Agreement is in place, and for a period of nine (9) months from the Date of Termination, the benefits in subparagraphs 8(b), (c) and, if applicable, (d) below; provided, however, that if less than nine (9) months remain to the first thirty-six (36) month period, after payment of the benefits set forth above for the remainder of the 36 month period, the benefits described in subparagraphs 8(a), (b) and (c) and, if applicable, subparagraph (d) below shall be paid for a period of months equal to nine (9) minus the number of months which had remained of the first thirty-six (36) month period. If the Executive's employment is terminated under the preceding sentence during the fiscal year ending September 30, 2000, the amount under the preceding sentence shall be 1/12 of the Bonus earned during the fiscal year ending September 30, 1999, and if the Executive's employment is terminated under the preceding sentence during the fiscal year ending September 30, 1999, the amount under the preceding sentence shall be 1/12 of the Bonus that would have been earned for the fiscal year ending September 30, 1999 based on actual achievement of the established targets; provided that, following the determination of such amount, the Executive shall be paid a lump sum equal to the number of months between the Date of Termination and the determination of the Bonus multiplied by such amount. In addition, to the extent not previously paid, the amount of the guaranteed bonus under subparagraph 4(b) shall be paid.

            If the Executive's employment is terminated by MTS other than for:
(X) death; (Y) disability; or (Z) Cause at any time after the first thirty-six
(36) months of this Agreement, the Executive shall be entitled, subject to subparagraph 10(e) and paragraph 14 of this Agreement, to the benefits described in subparagraphs 8(a), (b) and (c) below and, if applicable, subparagraph 8(d) below.

                  (a) The Executive shall be paid a monthly Severance Payment equal to the Executive's Monthly Gross Income, as defined in subparagraphs
(i)-(iii) below for a period of nine (9) months. For purposes of this Agreement, Monthly Gross Income shall mean the sum of the following amounts, subject to applicable federal and state withholding.



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

                        (i) 1/12 of the highest average monthly base salary of the Executive for any twelve (12) consecutive month period during the twenty four (24) calendar month period ending immediately prior to the Date of Termination; plus

                        (ii) 1/24 of the Bonus earned during the two (2) most recent fiscal years ending immediately prior the Date of Termination; plus

                        (iii) the product of the average percentage of MTS profit sharing contributions to the MTS Systems Corporation Profit Sharing Retirement Plan and Trust (as a percent of Compensation as defined in the Plan) for the two (2) most recent Plan Years ending immediately prior to the Date of Termination multiplied by the sum of (i) and (ii) above.

                  (b) Following the Executive's Date of Termination, the Executive shall be entitled to continuation coverage of any benefits which qualify as group health and life insurance benefits under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") or applicable state law and pursuant to the terms of the plan(s). Following the Executive's Date of Termination and while severance payments are being paid to the Executive or, if earlier, until the Executive is covered under other group plans, MTS shall pay the employer share of the Executive's MTS group life and health insurance premiums under COBRA. All premium payments made on the Executive's behalf following his Date of Termination and the Executive's continued participation in the plans are contingent upon the Executive making the appropriate timely written elections to continue his group benefits following his Date of Termination, said group benefits continuing in effect for active MTS employees, the Executive continuing to be eligible under the terms of the plans and applicable laws, and the Executive's payment of the employee portion of the premiums for such benefits. Executive shall send to MTS payment of the employee portion of the premiums for such benefits in accordance with the terms of the plans and applicable laws. Benefits otherwise receivable by the Executive pursuant to this subparagraph (b) shall be reduced or eliminated to the extent comparable benefits are actually received by the Executive during such period from a source outside MTS, and any such benefits actually received by the Executive shall be reported to MTS.

                  (c) Following the severance pay period, the Executive shall be entitled to continuation coverage of any of said benefits which qualify as group health and life insurance benefits for the remaining period under COBRA or applicable state law and pursuant to the terms of the plan(s).

                  (d) The Executive's rights under any existing Employee Stock Option Agreement and any future such agreements, including particularly the right to exercise his options following his termination of employment, shall continue to be fully effective hereunder. In addition, if the Executive's termination of employment occurs pursuant to the Executive Exemption on or after he has reached his 65th birthday, the Executive shall continue to vest in any stock options in which he is not fully vested, as though he were continuing his employment with MTS as an active employee, subject at all times to the exercise times and other terms and



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

conditions set forth in said Stock Option Agreements and to the Executive's signing the release agreement described in paragraph 14 herein.

            9. No Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise; nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer or by retirement benefits after the Date of Termination or otherwise except as specifically provided herein.

            10. Non-Competition; Confidentiality and Trade Secrets.

                  (a) MTS and the Executive acknowledge that (i) the business of MTS and DSP is highly competitive; (ii) the essence of such business consists of confidential information and trade secrets; (iii) the Executive has and, in the course of his employment, will acquire the information described in subparagraph 10(c) and that MTS and DSP would be adversely affected if such information subsequently, and in the event of the termination of the Executive's employment, is used for the purposes of competing with MTS or DSP; and (iv) the Executive has received and, in the future will receive, substantial consideration for the covenants and obligations contained in paragraphs 10 and 11 of this Agreement (including, without limitation, the consideration received under this Agreement and the Merger Agreement).

                  (b) The Executive agrees that from and after the date hereof for the term of employment and, for the greater of the period under which the Executive receives benefits under paragraph 8(a) above or a period of twelve
(12) months from the Date of Termination of the Executive's employment hereunder, he will not, without the express written permission of MTS, directly or indirectly (i) own, manage, operate, control, lend money to, endorse the obligations of, be a creditor of, or participate or be connected as an officer, director, 5% or more stockholder of a publicly-held company or securityholder of a closely-held company, employee, partner, member, consultant or otherwise render services to any enterprise or individual (x) located in any state or country in which MTS or DSP is doing business as of the Executive's Date of Termination (or any state or country for which MTS or DSP has developed a marketing plan for its products or services even if such a plan is not yet in effect), and (y) engaged in the business of developing, processing, manufacturing or marketing products, technologies, processes, systems or services that have been developed or provided by DSP or MTS in the automotive powertrain design and testing sector or any other sector in which the Executive had any responsibility and/or actively participated in as of his Date of Termination; (ii) interfere with or attempt to interfere with the relationship of MTS or DSP with any of their current customers, distributors or suppliers and any potential customers, distributors or suppliers identified in any marketing plan developed with the direct assistance of the Executive in the automotive powertrain design and testing sector or any other sector in which the Executive had any responsibility or actively participated in as of his Date of Termination; or (iii) solicit himself or on behalf of any individual or entity competing with MTS or DSP (as defined in subsection (i)), any person who is an employee of MTS or DSP to become an employee of his or any such person. The written permission of MTS contemplated



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

by this subparagraph (b) hereof, shall not be unreasonably withheld for such business or product areas that are in competition with MTS; provided, that the activities contemplated by the Executive are not regarded by MTS as an actual or potential threat to MTS's existing business or any potential business identified in any marketing plan developed with the direct assistance of the Executive.

                  (c) The Executive acknowledges that he has acquired and will acquire information and knowledge respecting the intimate and confidential affairs of MTS and DSP including, without limitation, confidential information and trade secrets with respect to DSP's and MTS's products, services, designs, practices, processes, techniques, sales or distribution methods or other confidential information pertaining to the business or financial affairs of MTS and DSP, which may or may not be patentable, which have been, are being, or will be developed by MTS and DSP at considerable time and expense, and which could be unfairly utilized in competition with MTS and DSP (the "Confidential Information"). The Executive agrees and acknowledges his existing obligation that, at all times during and subsequent to his employment with MTS, he will not, without the written consent of MTS, disclose to any person or entity, other than an employee of MTS or DSP to whom disclosure is reasonably necessary in connection with the performance by the Executive of his duties, or appropriate to his own use or the uses of others any of the Confidential Information.

                  (d) Upon termination of employment, the Executive agrees to deliver to MTS all materials that include the Confidential Information, such as customer list, product formulations, instruction sheets, drawings, manuals, letters, notes, notebooks, books, reports and copies thereof, and all other materials of a confidential nature which belong to or relate to the business of MTS or DSP.

                  (e) If the Executive violates his obligations under subparagraphs (a), (b), (c) and (d) above, or if the provisions of this section 10 are held to be substantially unenforceable against the Executive, any remaining payments or benefits otherwise due the Executive pursuant to paragraph 8 of this Agreement shall not be paid.

            11. Improvements and Inventions.

                  (a) The Executive shall promptly and fully disclose to MTS, any and all ideas, improvements, discoveries and inventions, whether or not they are believed to be patentable (all of which are hereinafter referred to as "Inventions"), which the Executive conceives or first actually reduces to practice, either solely or jointly with others, during the period of Employee's employment or within one (1) year after termination of employment and which relate to the business now or hereafter carried on or presently part of the business plan of MTS or which results from any work performed by the Executive for MTS. If, subsequent to the Executive's termination, except for Cause, the Executive desires to use these Inventions, he may request written permission from MTS. The written permission of MTS to use these Inventions shall not be unreasonably withheld for such business or product areas that are not in competition with MTS; provided, that the activities contemplated by the Executive are not regarded by MTS as an actual or potential threat to its existing or future business.



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                  (b) All such Inventions shall be the sole and exclusive
property of MTS, and during the term of his employment and thereafter, whenever requested to do so by the MTS, the Employee shall execute and assign any and all applications, assignments and other instruments which MTS shall deem necessary or convenient in order to apply for and obtain Letters Patent of the United States and/or of any foreign countries for such Inventions and in order to assign and convey to MTS or its nominee the sole and exclusive right, title and interest in and to such Inventions, and the Executive will render aid and assistance in any interference or litigation pertaining thereto, all expenses reasonably incurred by the Executive at the request of MTS shall be borne by MTS.

                  (c) Minnesota Statute Section 181.78 provides that the Agreement does not apply, and written notification is hereby given to the Executive that this Agreement does not apply, to an Invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the Executive's own time, and (1) which does not relate (a) directly to the business of the MTS or DSP, or (b) to MTS's or DSP's actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the Executive for MTS or DSP.

            12. Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, heirs, and designated beneficiaries. If the Executive should die while any amount would still be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's designated beneficiaries, or, if there is no such designated beneficiary, to the Executive's estate.

            13. Notice of Termination.

                  (a) Any purported termination of the Executive's employment by either the Executive or MTS under this Agreement shall be communicated by written notice to the other party.

                  (b) For purposes of this Agreement, "Date of Termination" shall mean the date specified in the written Notice of Termination which shall not be less than ten (10) nor more than sixty (60) days from the date such Notice of Termination is given.

                  (c) Notice of Termination and all other communications provided for in the Agreement shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage pre-paid, addressed to the last known residence address of the Executive or in the case of MTS, to its principal office to the attention of the Chief Executive Officer of MTS with a copy to its Secretary, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

            14. Release of Claims. The Executive's right to the benefits and payments described in paragraph 8 of this Agreement, except as otherwise provided in subparagraph 10(e) hereof, is



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

subject to and contingent upon the Executive's execution of a severance release agreement which shall be provided to Executive by MTS with or following his Notice of Termination. The severance release agreement shall require a full release of all claims which the Executive may have against MTS, DSP or any affiliate or individual associated with MTS or DSP, to the extent that the claims released are related to this Agreement or the Executive's employment relationship with MTS or DSP and permitted by and consistent with applicable laws. Such release agreement shall prohibit the Executive from recovering any amount in connection with a charge or lawsuit filed against MTS or DSP or any MTS affiliate, employee, shareholder, officer, director or other agent by the Executive, EEOC or any other agency or entity on the Executive's behalf based upon any act occurring prior to execution of said release agreement. The release agreement will be available for the Executive's review, consideration and execution at least forty-five (45) days prior to his Date of Termination.

            15. Injunctive Relief. The Executive acknowledges that a breach by the Executive of any of the terms of paragraphs 10 or 11 of this Agreement will render irreparable harm to MTS and DSP. Accordingly, the Executive agrees that, in the case of any violation or threatened violation of paragraphs 10 or 11 of this Agreement, MTS or DSP may, in addition to any and all other avenues of relief available, apply for and secure injunctive relief, temporary or provisional, in court, without bond but upon due notice, pending final resolution on the merits pursuant to arbitration as set forth in paragraph 16 hereof. No waiver of any violation of this Agreement shall be implied from any failure by MTS or DSP to take action under this paragraph.

            16. Arbitration. Any and all claims or disputes between the Executive and MTS (including the making, validity, scope, and enforceability of this Agreement), except as otherwise provided under paragraph 15 or prohibited under applicable law, shall be submitted for arbitration and resolution to an arbitrator. No demand for arbitration may be made after the date when the institution of legal or equitable proceedings based on such claim or dispute would be barred by the applicable statute of limitation. The arbitrator shall be selected by mutual agreement of the parties. Unless otherwise provided for in this Agreement, the Expedited Labor Arbitration Rules of the American Arbitration Association shall apply. If the parties are unable to agree upon an arbitrator, any such dispute shall be solely and finally settled by arbitration in accordance with the Expedited Labor Arbitration Rules of the American Arbitration Association ("AAA"). The parties agree that no punitive damages shall be awarded hereunder. All costs in conducting the arbitration, including but not limited to the arbitration filing fee, the arbitrator's fees and expenses, and the reasonable attorneys' fees and expenses of the prevailing party (including the attorneys' fees and costs incurred by the prevailing party in seeking or resisting temporary or provisional court relief as set out in paragraph 15 above), shall be the responsibility of the losing party. In the event there is more than one issue in dispute and there is no one prevailing party with respect to all issues in dispute, costs and attorneys' fees shall be prorated by the arbitrator according to the relative dollar value of each issue. The arbitrators' Award shall be final and binding. In the event either party must resort to the judicial process to enforce the provisions of this Agreement, the award of an arbitrator or equitable relief granted by an arbitrator, the party seeking enforcement shall be entitled to recover from the other party all costs of litigation including, but not limited to, reasonable attorneys' fees and court costs. The


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arbitration proceedings and Award shall be maintained by both parties as strictly confidential, except as otherwise required by court order and with respect to the parties' attorneys and tax advisors, and, with respect to MTS, members of its management, and, with respect to the Executive, his family. The parties agree that any such arbitration shall take place in Minneapolis or St. Paul, Minnesota and the Executive waives any argument that venue in such locale is inconvenient.

            17. Miscellaneous.

                  (a) No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the parties. No waiver by either party hereto at any time of any breach by the other party to this Agreement of, or compliance with, any other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or similar time.

                  (b) No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

                  (c) The parties acknowledge that the principal place of business of MTS is located in the State of Minnesota, that this Agreement has been entered into in the State of Minnesota and they wish legal certainty and predictability as to the terms of their undertaking. Accordingly, the parties agree that the validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws (not the laws of conflicts) of the State of Minnesota.

                  (d) The Executive represents warrants and covenants that his principal place of full time employment is Ann Arbor, Michigan.

                  (e) The Executive acknowledges that the provisions contained in this Agreement, including the covenants contained in paragraphs 10 and 11 of this Agreement, are fair and reasonable. Nonetheless, the parties agree that if a court or other tribunal finds any of provision of this Agreement to be invalid in whole or in part under the laws of any state, such finding shall not invalidate the covenants, nor the Agreement in its entirety, but rather the covenants shall be construed and/or blue-lined, reformed or rewritten by the court or tribunal as if the most restrictive covenants permissible under applicable law were contained herein.

                  (f) This Agreement shall be binding on the parties' successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by or against each party's successors or assigns.

                  (g) This Agreement supersedes any and all prior oral and written understandings and agreements between the Executive and MTS.

            IN WITNESS WHEREOF, MTS, through its authorized officer, and the Executive have


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

executed this Agreement as of the day and date first above written.

EXECUTIVE                                MTS SYSTEMS CORPORATION



/s/ Frank Troutman                       By  /s/ S. W. Emery Jr.
--------------------------------            --------------------------------
Frank (Gil) Troutman
                                         Its  Chairman and CEO
                                             -------------------------------


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


                                    EXHIBIT A
                         Termination and Cancellation of
                    Retention Agreement and Other Agreements

            THIS AGREEMENT is made and entered into by and between Frank (Gil) Troutman ("Executive") and DSP Technologies, Inc. ("DSP") and shall be effective as set forth below.

            WHEREAS, the Executive has entered into certain agreements with DSP with respect to his employment; and

            WHEREAS, DSP has entered into the Agreement and Plan of Merger (the "Merger Agreement") dated March 22, 1999 with MTS Systems Corporation ("MTS");

            THEREFORE, in consideration for the employment agreement between MTS and the Executive dated as of March 22, 1999 and other good and valuable consideration, the receipt of which is hereby acknowledged, the Executive and DSP agree as follows:

            1. Pursuant to the authority to amend granted under ss. 16 of the Retention Agreement entered into as of January 18, 1999 between the Executive and DSP, the Retention Agreement is hereby terminated, canceled and of no force and effect, and the Executive hereby waives any and all rights under that agreement effective as of the Effective Time.

            2. Except as set forth in section 3 below, any and all other agreements between the Executive and DSP are hereby terminated, cancelled and of no force and effect, and the Executive hereby waives any and all rights under those agreements effective as of the Effective Time, provided that nothing herein shall impair the Executive's right to receive Merger Consideration under the Merger Agreement for outstanding options for DSP common stock held by the Executive as of the Effective Time.

            3. The Relocation Agreement dated as of March 5, 1998 between the Executive and DSP shall remain in full force and effect, and any loan amount outstanding as of the Effective Time shall be repaid in accordance with the provisions of the Relocation Agreement.

 IN WITNESS WHEREOF, MTS, through its authorized officer, and the Executive have executed this Agreement as of the day and date first above written.


EXECUTIVE                        DSP TECHNOLOGIES, INC.


/s/  Frank G. Troutman           By  /s/ Larry D. Moulton
----------------------              ----------------------
Frank (Gil) Troutman

                                 Its General Manager
                                     ----------------------

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